Press Release	Source: Sun Cal Energy Inc.

Sun Cal Energy Inc. Announces Preliminary Analysis and Reserve Estimate for the South East Jonah Area, Sublette County, Wyoming

Friday December 14, 9:00 am ET

SAN FRANCISCO--(BUSINESS WIRE)--Sun Cal Energy Inc. (OTCBB:SCEY), an energy exploration company focused in the Southern San Joaquin Valley of California, the Anadarko Basin of Oklahoma, the Breton Sound of Louisiana and Green River Basin of Wyoming is pleased to announce that it has received a preliminary analysis and reserve estimate from Heinz Geophysical Consulting for the South East Jonah Area, Sublette County, Wyoming.

The independent study focused on Section T27N-R107W in Sublette County, Wyoming, and outlined an average of .8 BCF per well using 40 acre well spacing as a reasonable expectation. These parameters would yield a reserve of 13 BCF per section, or a total of 117 BCF for the nine sections in Sun Cal’s Jonah Prospects. The study also states that infill drilling could easily double these reserves to 26 BCF per section or more.

Sun Cal Energy Inc. has a 100% working interest in 6,000 acres of leases in the Jonah Field region of Wyoming – the second largest proven gas reserve in the United States. Sun Cal’s Prospects are identified as South Jonah, which consists of 2,477.68 acres and West Jonah, consisting of 3,546.89 acres. Most of the surrounding acreage is currently held by EnCana and Yates Petroleum, with BP and Chevron/Texaco also holding significant positions. In a recent auction of 1,280 acres approximately 5 miles to the Northeast, leases yielded $3,300/ acre.

Commenting on these developments, Lewis Dillman, President and Chief Executive Officer of Sun Cal Energy Inc. states: "We are excited to receive additional validation from an independent geophysical consultant, and we look forward to additional technical analysis and evaluation of seismic data to finalize a work program for our Prospects in the very near future. With recent announcements of several proposed pipelines to transport natural gas from Wyoming to other states, we expect that the area will continue to grow in stature, and be quick to tie into.”

According to the Petroleum Association of Wyoming, of the 3,243 wells drilled and completed in 2006, 166, or 5.1% found oil, 3,009 or 92.8% found gas, and only 68 or 2.1% were dry holes. Sublette County, the largest natural gas producer in the state, contains Sun Cal’s Jonah Prospects.

“While almost every other gas-producing area in North America has experienced gradual-to-moderate declines, natural gas reserves in Wyoming are actually increasing.” stated Lewis Dillman. “With 93% natural gas drilling success rates in 2006, we believe our Jonah Prospects could provide significant upside and discovery potential for our shareholders. Even after discounting the price of natural gas to $2.40, the reserves implied by the report suggest that the Sun Cal’s Jonah Prospects could yield $560 million.” stated Lewis Dillman.

About the Jonah Prospect

The Jonah Field and the Pinedale Anticline are acknowledged as the premier gas fields in the Rocky Mountains. These fields are located in Wyoming’s Greater Green River Basin. According to the Wyoming State Geological Survey, the Greater Green River Basin contains approximately 26 TCF of natural gas which is the largest reserve in the State. The Jonah Field is estimated to contain 7 to 10 TCF of Natural Gas, which currently produces from more than 500 wells. Currently, EnCana, British Petroleum, Ultra Petroleum and Yates Petroleum are among the major players working in this area.

Further Information

Shareholders and prospective investors are encouraged to visit Sun Cal Energy’s website: www.suncaloil.com and download Sun Cal Energy’s Investor Summary. Please feel free to call investor relations toll-free at 1-800-798-8334 to receive a full corporate investor's package.

About Sun Cal Energy Inc.

Sun Cal Energy Inc. is a publicly traded independent oil and gas exploration company with headquarters in Calgary, Alberta, and an operational office in San Francisco, California. Sun Cal Energy aims to secure and develop a portfolio of oil and gas properties throughout America. The company is strategically placed in the Southern San Joaquin Valley of California, the Anadarko Basin of Oklahoma, the Breton Sound of Louisiana and Green River Basin in Wyoming. Sun Cal Energy Inc. trades under the ticker symbol: SCEY - "Sun Cal Energy Inc. – Providing Energy Solutions to America".

On behalf of the Board

Lewis Dillman, President and CEO

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that Sun Cal Energy Inc. can identify and successfully negotiate leases for oil and gas properties in California, Oklahoma and Louisiana that the Company can participate in the exploration of those properties. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Contact:

Sun Cal Energy Inc.

Lewis Dillman, CEO, 800-798-8334

ir@suncaloil.com

http://www.suncaloil.com

Source: Sun Cal Energy Inc.